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                                                                   EXHIBIT 23.3

                       [Letterhead of Fluor Daniel, Inc.]

              POWER GENERATION PROJECTS INDEPENDENT ENGINEER'S AND
               GEOTHERMAL PROJECTS INDEPENDENT ENGINEER'S CONSENT


                                December 20, 1999

CE Generation, LLC
302 South 36th Street, Suite 400
Omaha, Nebraska 68131

        This letter is furnished in connection with the exchange of $400,000,000 principal amount of unregistered 7.416% Senior Secured Bonds Due December 15, 2018 (the "Old Securities") for $400,000,000 principal amount of registered 7.416% Senior Secured Bonds Due December 15, 2018 (the "New Securities").

        We consent to the inclusion of our (1) CE Generation Consolidated Pro Forma Analysis dated February 24, 1999 and (2) CE Generation Project Analysis dated February 17, 1999 in the Registration Statement being filed by CE Generation, LLC in respect of the New Securities and to the other references to us contained in the Prospectus which is part of such Registration Statement.


                                       FLUOR DANIEL, INC.

                                       By: /s/ W. Mack Torrence
                                           ----------------------------------
                                           Name:  W. Mack Torrence
                                           Title: Vice President & Head of
                                                  Project Finance